Exhibit 99.9

Dear Friend:

We are pleased to announce that Heritage Financial Group, Inc., the proposed new holding company for HeritageBank of the South, is offering shares of common stock for sale in connection with the “second-step” conversion of Heritage MHC from the mutual to the stock form of organization.  The shares of common stock we are offering represent the 76% ownership interest in Heritage Financial Group now owned by Heritage MHC.  Please refer to the enclosed prospectus for further details.

Because we believe you may be interested in learning more about an investment in the common stock of Heritage Financial Group, Inc., we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about the operations of HeritageBank of the South, the proposed conversion and the offering of Heritage Financial Group, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 p.m., Eastern Time, on ____________.

As a friend of HeritageBank of the South you will have the opportunity to buy common stock directly from Heritage Financial Group, Inc. in the offering without paying a commission or fee. If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, between 10:00 a.m. and 6 p.m., Eastern Time.

You can also stop into our main office at 721 North Westover Blvd., Albany, Georgia 31707, to speak with a stock center representative on Monday from noon until 4 p.m., Tuesday through Thursday from 9 a.m. until 4 p.m. and on Friday from 9 a.m. until 3 p.m.

We are pleased to offer you this opportunity to become a shareholder of Heritage Financial Group, Inc.

Sincerely,
O. Leonard Dorminey

President and Chief Executive Officer
Heritage Financial Group, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.